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                                                                   Exhibit 99.1

                                         For:      J. Crew Group, Inc.

                                         Contact:  Scott M. Rosen
                                                   EVP/Chief Financial Officer
                                                   (212) 209-2545
For Immediate Release
---------------------                              Christine Greany
                                                   Tidal Communications
                                                   (203) 866-4401

                J. CREW GROUP ANNOUNCES SUCCESSFUL COMPLETION OF
                     EXCHANGE OFFER AND CONSENT SOLICITATION

         NEW YORK (May 2, 2003) - J. Crew Group, Inc. announced today the expiration of its offer to exchange new 16.0% Senior Discount Contingent Principal Notes due 2008 of J.Crew Intermediate LLC for all of its outstanding 13 1/8% Senior Discount Debentures due 2008 and a consent solicitation to eliminate most of the restrictive covenants in the indenture governing the existing debentures. J.Crew was advised by U.S. Bank National Association, the exchange agent for the exchange offer and consent solicitation, that as of 12:01 a.m., New York City time, on May 2, 2003, a total of approximately $120.3 million in aggregate principal amount of existing debentures were tendered in the exchange offer and consent solicitation, representing approximately 85% of the aggregate principal amount of existing debentures outstanding.

         J.Crew has advised U.S. Bank National Association that all validly tendered existing debentures have been accepted for exchange in the exchange offer and consent solicitation and that all of the conditions to the exchange offer and consent solicitation have been satisfied. The indenture governing the new notes is expected to be executed by J.Crew and U.S. Bank National Association, as trustee, and the exchange of new notes for existing debentures is expected to take place on May 6, 2003. Accrued interest on the existing debentures that were not tendered in the exchange offer is expected to be paid on May 6, 2003, together with interest thereon at a rate of 13 1/8% per annum from April 15, 2003 through the settlement date.

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         Credit Suisse First Boston LLC acted as dealer manager for the exchange offer and consent solicitation. Mellon Investor Services LLC acted as information agent in connection with the exchange offer and consent solicitation.

         THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR SELL OR THE SOLICITATION OF AN OFFER TO BUY OR SELL ANY SECURITIES, AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFERING OR SALE WOULD BE UNLAWFUL.

         Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company's products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company's goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company's Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.